    As filed with the Securities and Exchange Commission on February 6, 2001
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             CONSTELLATION 3D, INC.
             (Exact name of registrant as specified in its charter)


             Delaware                               13-4064492
-----------------------------------      -------------------------------
 (State or other jurisdiction of                 (I.R.S. Employer
  incorporation or organization)              Identification Number)


                                 230 Park Avenue
                                    Suite 453
                            New York, New York 10169
                                 (212) 983-1107
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Michael L. Goldberg, Esquire               Craig Weiner, Esquire
      Constellation 3D, Inc.                  Constellation 3D, Inc.
        2625 NE 11th Court                  230 Park Avenue, Suite 453
    Fort Lauderdale, FL 33304                New York, New York 10169
          (954) 568-3007                          (212) 983-1107
-----------------------------------       -------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies to:

                             Alan L. Zeiger, Esquire
                            Alan H. Lieblich, Esquire
                            Yelena Barychev, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                           Philadelphia, PA 19103-6998
                                 (215) 569-5500

================================================================================

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                    Proposed         Proposed
                                                                                     maximum
                                                                     maximum        aggregate        Amount of
            Title of each class of                Amount to be   offering price      offering      registration
          securities to be registered              registered       per unit          price             fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
owned by selling stockholders                    2,309,923(1)         $9.25(2)    $21,366,787.75      $5,341.70(3)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,       3,254,778(4)              (5)    $38,955,503.88      $9,738.88(3)
issuable upon exercise of warrants
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,         226,629(6)        $17.65(7)     $4,000,001.85      $1,000.00(3)
issuable upon conversion of debenture
==================================================================================================================

(1) This Registration Statement covers 2,309,923 shares of common stock of Constellation 3D, Inc., a Delaware corporation ("Constellation"), owned by selling stockholders, which shares may be offered for sale from time to time.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

(3) Pursuant to Rule 429 under the Securities Act, the Prospectus included herein is a combined prospectus, which also relates to the Registration Statement on Form S-1 of Constellation 3D, Inc., a Florida corporation ("C3D"), Registration No. 333-48378 (the "Prior Registration Statement"). This Registration Statement also constitutes the first post-effective amendment to the Prior Registration Statement as Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the "Amendment"). The Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

    The aggregate amount of shares of Constellation's common stock eligible to be sold and not previously sold under the Prior Registration Statement (2,309,923) shall be carried forward to this Registration Statement. C3D previously paid the registration fee of $5,102.48 in connection with those securities. The aggregate amount of shares of Constellation's common stock, issuable upon the exercise of warrants, to be sold and not previously sold under the Prior Registration Statement (2,991,922) shall be carried forward to this Registration Statement. C3D previously paid the registration fee of $9,961.57 in connection with those securities. The aggregate amount of shares of Constellation's common stock, issuable upon the conversion of the debenture, to be sold and not previously sold under the Prior Registration Statement (226,629) shall be carried forward to this Registration Statement. C3D previously paid the registration fee of $1,056.00 in connection with those securities. In the aggregate the filing fee for those unsold securities of $16,120.05 is being entirely offset against the total filing fee due for this Registration Statement.

    The Amendment also is being filed pursuant to Rule 414 under the Securities Act, by Constellation. Constellation became a successor to C3D, following a statutory merger, which became effective in Delaware on February 6, 2001 (the "Merger"), for the purpose of changing C3D's state of incorporation from Florida to Delaware. Immediately prior to the Merger, Constellation had only nominal assets and no liabilities. In connection with the Merger, Constellation, by operation of law and in accordance with the Agreement and Plan of Merger by and between Constellation and C3D dated as of January 9, 2001, acquired all of the assets and assumed all of the liabilities and obligations of C3D. The shareholders of C3D approved the Merger at the Annual Shareholders Meeting held on January 30, 2001, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with Rule 414 under the Securities Act, Constellation, as a successor issuer to C3D, hereby expressly adopts the Prior Registration Statement as its own for all purposes of the Securities Act and the Exchange Act.

(4) This Registration Statement covers 3,254,778 shares of Constellation's common stock issuable upon the exercise of warrants owned by selling stockholders, which shares may be offered for sale from time to time.

(5) Based upon $10.15313 exercise price of warrants with respect to 765,457 shares, $14.6656 exercise price of warrants with respect to 1,495,910 shares, $9.25 offering price per share, as calculated pursuant to footnote
    (2), with respect to warrants to purchase 968,411 shares, and $11.50 exercise price of warrants with respect to 25,000 shares as set forth in the warrants, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act.

(6) This Registration Statement covers 226,629 shares of Constellation's common stock issuable upon the conversion of a debenture owned by a selling stockholder, which shares may be offered for sale from time to time.

(7) Based upon $17.65 conversion price of convertible debenture in the principal amount of $4,000,000.

In accordance with Rule 416 under the Securities Act, this prospectus also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                [GRAPHIC OMITTED]

                             CONSTELLATION 3D, INC.

                        5,791,330 Shares of Common Stock

         This prospectus relates to the offering, which is not being underwritten, of 5,791,330 shares of our common stock by some of our current stockholders and holders of warrants and convertible securities listed on page
13. We refer to these stockholders and holders of warrants and convertible securities as selling stockholders in this document. We issued 2,309,923 of the shares of our common stock being sold by these selling stockholders. 3,254,778 shares of our common stock being sold by these selling stockholders are issuable upon the exercise of warrants. 226,629 shares of our common stock being sold by these selling stockholders are issuable upon the conversion of convertible securities.

         The selling stockholders may sell their shares of common stock of Constellation 3D, Inc. in one or more transactions on the NASDAQ National market at market prices prevailing at the time of sale or in private transactions at negotiated prices. We will not receive any of the proceeds from the sale of the common stock sold by selling stockholders, except that we may receive the exercise price from the exercise of warrants underlying the common stock registered.

         Prospective investors should carefully consider "Risk Factors" beginning on page 3.

         Our common stock is traded on the NASDAQ National Market under the symbol "CDDD." On February 5, 2001, the last sales price of our common stock as reported on the NASDAQ National Market was $8.9688 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this prospectus is February ____, 2001.

                                TABLE OF CONTENTS



                                                               Page
                                                               ----

Prospectus Summary................................................1

Risk Factors......................................................3

Forward Looking Statements.......................................12

Use of Proceeds..................................................13

Selling Stockholders.............................................13

Description of Our Securities....................................16

Plan of Distribution.............................................22

Legal Matters....................................................24

Interests of Named Experts and Counsel...........................24

Experts..........................................................24

Where You Can Find More Information..............................25

         You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The stockholders selling common stock under this prospectus will not make an offer of their shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Our business, financial condition, results of operations, cash flows, and prospects may have changed since that date.

                               Prospectus Summary

         This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

         Except where the context would indicate otherwise, we use the terms "we," "us," "our," the "Corporation," and "C3D" to mean Constellation 3D, Inc., a Delaware corporation, and its subsidiaries in this prospectus.

         On January 9, 2001, Constellation 3D, Inc., a Florida corporation, incorporated us for the purpose of changing its state of incorporation from Florida to Delaware through a statutory merger with us.

         As a result of the merger effective in Delaware on February 6, 2001, we, as a surviving corporation of the merger, succeeded to all of assets and liabilities of Constellation 3D, Inc., a Florida corporation. We have also inherited the reporting history under the Securities Exchange Act of 1934 and the business history of Constellation 3D, Inc., a Florida corporation. All references to us in this prospectus in connection with events that occurred prior to February 6, 2001 presume that we are a successor to Constellation 3D, Inc., a Florida corporation.

         We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D." All other product and brand names mentioned in the prospectus are the property of their respective owners.

         Our principal executive offices are located at 230 Park Avenue, Suite 453, New York, NY 10169, and our telephone number is (212) 983-1107.

                                  Our Business
                                  ------------

         We are a development stage company engaged in a research and development program to launch the mass-market production of a technology called Fluorescent Memory Technology (also known as Fluorescent Media Disc and Florescent Memory Card Technology, FMD and FMC Technology, FMD/C Technology and by other substantially similar names). We began operations as of October 1, 1999 and have no prior operating history other than that associated with the acquisition of certain assets of Constellation 3D Technology Limited, a British Virgin Islands company (Constellation Tech), which primarily performed research and development of three-dimensional technology for the storage of digital information on disc. However, some of our subsidiaries were in operation before October 1, 1999, when Constellation 3D Holdings Limited, an Irish company (Constellation Holdings), or Constellation Tech owned them.

         We have no revenue history and therefore have not achieved profitability. We are an international enterprise headquartered in New York, New York, with operations in the United States, Israel and Russia and a subcontractor who performs services for us in the Ukraine. We are currently negotiating the acquisition of the Ukrainian subcontractor to become one of our subsidiaries.

         Our mission is to develop state-of-the-art technologies and products to serve the growing data storage needs of customers in government, business, education and consumer segments through continuous research and product innovation. By providing new data storage solutions to our customers through joint ventures, strategic alliances, and licensing agreements, we intend to be a substantial presence in the data storage research and development market and thereby provide significant returns to our stockholders.

         Our new technology focuses upon the concept of the volumetric storage of information. FMD Technology records data on multiple layers located inside a disk or a card, as opposed to the single or double layer method available in compact discs and DVDs. The recording, reading and storing of the information uses fluorescent materials embedded in pits and grooves in each of the layers. The fluorescent material emits radiation when excited by an external light source. The FMD Technology then decodes the information as modulations of the intensity and color of the emitted radiation.

         Our research has determined that these fluorescent multilayer disks and cards furnish the user with considerably improved storage space and storage time and deliver substantial performance advantages when compared to the CDs and DVDs currently produced.

                                 Our Challenges
                                 --------------

         Given the licensing and joint venture development aspects of our business model, we have established corporate goals and strategies that will guide the process of bringing products based on our technology to market. These goals include:

         o the identification of key strategic market segments;

         o the creation of marketable products demanded by these segments;

         o the development of business relationships with best-in-class partners in these segments;

         o the establishment of FMD/C as an industry standard for the next generation of removable optical data storage; and

         o the creation of strong brand awareness and recognition of our technology.

         We intend to bring our products to market as quickly as possible, and we will focus on markets where we can expect to gain a significant market share and thereby achieve the maximum return for each marketing dollar spent, both financially and strategically. We intend to leverage our experience within these segments to cross over from specific niche markets into broader mainstream markets.

         The exploitation of key market segments will coincide with development milestones relating to FMD/C technology. We expect to focus first on creating relationships regarding Read Only Memory (ROM) products, followed by Write Once Read Many Times (WORM) and then Rewritable (R/W) and hybrid ROM-R-R/W products. However, we may change and adapt this strategy as we develop strategic relationships with other companies.

         Potential roadblocks to the introduction of FMD/C technology include:

         o the willingness of content and application providers to accept the new media standards and to release valuable content for the media;

         o acceptance, by media and drive manufacturers, of our royalty pricing scheme; and

         o creation of a critical mass of initial partners able to ensure broad acceptance and adoption of our technology and its associated standards.

                                  Risk Factors

         You should carefully consider the following risks before making an investment decision. The following risks and uncertainties are not the only ones we face. Risks and uncertainties which either we do not know about or we currently believe are immaterial may also materially impair our business operations.

         If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

                             Business Related Risks

We have no history of revenue, and expect to continue to incur operating losses until late 2002.

         As a research and development company, we have no revenue history and therefore we have not achieved profitability. We expect to continue to incur operating losses until late in the third or fourth quarter of 2002. We incurred a net loss of $15,263,959 for the nine months ended September 30, 2000, $4,866,687 for the year ended December 31, 1999 and $3,191,902 for the year ended December 31, 1998. We have never generated profits, and there is no assurance that, in the future, we will be profitable on a quarterly or annual basis. In addition, over the next twelve months, we plan to increase operating expenses from approximately $950,000 per month to $1,300,000 per month in order to fund research and development and increase administration resources. However, we expect to receive revenues by the end of 2001. Nevertheless, it is possible that our revenue may never be sufficient to recognize a profit.

We frequently will need to raise large amounts of additional capital to sustain operations, and we cannot assure you that we can continue to raise sufficient capital when we need to do so.

         We believe that we have sufficient working capital and available lines of credit to sustain operations for the next twelve months. However, because we are a research and development company in the data storage technology field, we continually expend large amounts of capital over short periods of time. We currently do not generate any revenues and do not expect to do so until the end of 2001. We cannot assure you that any revenues generated in the future, if any, will be sufficient to finance the complete cost of our research and development. We will require additional funds before we achieve positive cash flow from operations. Our future capital requirements and profitability depend on many factors, such as the timely success of product development projects, the timeliness and success of joint venture and corporate alliance strategies and our marketing efforts. We are actively in the process of raising additional capital, including the issuance of warrants and convertible debt securities. Our outstanding convertible debt does not materially adversely affect our liquidity.

However, future debt could result in restrictions that could make payments of such debts difficult, create difficulties in obtaining future financings, limit our options for changing the business and cause substantial cash flow problems. We cannot assure you that additional financing or additional funds will be available when we need them or, if available, on terms acceptable to us. Any additional stock or convertible debt financing which we obtain, if any, could result in substantial dilution to stockholders.

We have a limited operating history that began in 1997 and may encounter difficulties typical to new operations.

         Some of our subsidiaries began operating in January 1997, when they continued to perform research and development of three-dimensional technology for the storage of digital information on disc that our scientists had begun in 1995.

         Since we are a new operation, we may encounter problems, expenses, difficulties, complications, and delays typical to new operations. Primarily, there is the risk that we may not be able to transform the technology that we developed into commercially profitable products. Also, there is the risk that once another company or we introduce the products into the market place, the market will not accept or adopt our products.

We and our subcontractor conduct operations in countries with a recent history of economic and political instability, and this instability may have a material adverse impact on our financial condition.

         In addition to our activities in the United States, we conduct business operations in Israel and Russia. Additionally, we have hired a subcontractor to perform various activities in the Ukraine. In recent history, these three nations have experienced significant economic and political instability. It is possible that present or future economic or political instability in these nations will have a material adverse impact on our ability to conduct business or on our financial condition.

Economic instability in the foreign nations in which we operate might result from or lead to inflation, high interest rates and social unrest, which could adversely affect our operations and performance.

         Economic instability may encompass unstable price levels such as inflation, unstable interest levels or rates, such as fluctuation of capital, and social unrest that could adversely affect our operations and performance.

         The rate of inflation in Israel, Russia and the Ukraine has not materially adversely affected our financial condition. It is impossible for us to predict whether the rate of inflation in Israel, Russia or the Ukraine will materially adversely affect our future financial condition. However, we believe that it is possible that such adverse effects might result in the future. On numerous occasions in the past, high rates of inflation have occurred in Israel, Russia and the Ukraine. High inflation may reoccur in the future, causing insecurity and uneasiness in the local populace in general, including our employees. In these situations, there is often concern about the increasing cost of living and attempts to keep pace with it. This situation by itself might adversely affect our performance. Whenever the currency exchange rate does not proportionally match inflation, as it has happened as a matter of governmental policy in such countries as Israel and Russia, generally there is an increase in the costs to us in U.S. dollars. Such increases in costs might materially adversely affect our financial condition. Presently, we do not have a hedging policy for protection against changes in the dollar costs of our activities.

         Changes and fluctuations in interest rates might affect our operations in Israel, Russia and the Ukraine. The changes in interest rates might create either investment or disinvestment that might affect the economy of an entire country, and thus also our employees. Because we finance most of our non-U.S. operations in U.S. dollars, and since we expect that this financing will continue in the future, we believe that local interest rate fluctuations will not have a material adverse impact on our financial condition.

         The economic situation in Israel, Russia and the Ukraine might eventually develop into extended social unrest. Such social unrest might materially adversely affect the financial performance of our local as the well as the overall operations.

Political instability in the foreign nations in which we operate might result from or lead to military confrontation, frequent changes in national governments, terrorism and corruption which could adversely affect our operations and performance.

         We do not possess political risk or other insurance to protect against business interruption losses caused by political acts.

         Israel's physical security and integrity have been at risk since Israel's inception as a modern nation. Israel and Syria have attempted to restart peace negotiations. However, there is no formal peace between Israel and Syria or Lebanon. Additionally, there are conflicts between Israel and Iraq and between Israel and Iran. Israel and the Palestinian Authority have been conducting negotiations regarding the legal status of the West Bank, Gaza Strip and Jerusalem, the current Israeli capital. In connection with those negotiations and their results, violent activity occurred, and may reoccur. Therefore, to the extent that we have operations in Israel, there is a risk that the political instability will have an adverse impact on our ability to conduct business. It is highly unlikely, but possible, that Israel's compulsory military service obligation for its citizens, which lasts until an individual is 55 years of age, could disrupt the scheduled work of the Israeli research and development facility. This obligation could delay the commercial launch of the planned volumetric storage product line and materially adversely affect our results of operations and financial condition.

         Russia's significant political and economic instability could have a material adverse effect on the results of our operations and the market price of our stock. Russia has incurred significant debt, which it may fail to repay on a timely basis. Russian currency, the ruble, has encountered foreign exchange volatility. The Russian government has experienced frequent political instability and change, including wars inside Russia, acts of terrorism, power struggles among government officials and among big commercial enterprises. In recent years, the Russian former president replaced prime ministers frequently, and parties with radical positions regarding intervention of the government in the economy, like the Communist Party, have gained in influence. We do not believe that these activities have had a materially adverse effect on us. However, in the future, such factors may have a material adverse effect on our operations. Difficulties in protecting and enforcing our rights and future changes to local laws and regulations could adversely affect our ability to conduct operations in Russia.

         Additional strains on the local operations might result from other factors, such as the delay of Moscow banks in acknowledging wire transfers of funds into Russia. These delays can range from a day to a week. Also, Moscow banks often charge very expensive and somewhat arbitrary fees for wire transfers.

         Our activities in the Ukraine are limited to the operations of a single subcontractor. As Russia, the Ukraine has experienced significant political and economic change. The Ukrainian economy is less developed than that of Russia and is susceptible to most of the same economic risks as Russia, including governmental debt defaults or restructurings, currency restrictions, foreign exchange volatility and political instability. Economic or political instability in the Ukraine might have a material adverse impact on our ability to conduct business or on our financial condition.

We do not enter into derivative transactions to hedge market risk in Russia, Israel or the Ukraine, and market fluctuation may adversely affect our Ukrainian, Israeli and Russian operations.

         We cannot provide any assurance that future developments in each respective country will not generally have an adverse effect on our financial condition. Therefore, we do not anticipate that we will enter into derivative transactions, such as foreign currency forward or option contracts, to hedge against known or forecasted market changes.

We may require additional technology in order to successfully develop and license our technology.

         We believe that we have developed a substantial amount of technology for our products. Nevertheless, if we cannot develop the additional technology that we need to be able to sell the products, we may have to purchase technology from others. We cannot promise or accurately forecast whether we will succeed in performing these acquisitions.

We depend upon, and could become unable to maintain or attract, knowledgeable and experienced personnel vital to our financial success.

         In order to succeed, we depend upon our ability to attract and retain highly qualified technical and management personnel, including experts in the field of data storage technology and the sciences underlying such technology. These individuals are in high demand and are often subject to competing offers. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We cannot assure you that we will be able to attract and retain other qualified personnel we need for the business. Furthermore, we do not currently maintain "key man" insurance for any personnel.

Provisions of corporate law and our certificate of incorporation could deter takeover attempts.

         The provisions of the corporate law of our state of incorporation and our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if the change of control would benefit the stockholders.

We cannot assure you that we will successfully protect our Fluorescent Memory Technology and enforce our intellectual property rights.

         Although we intend to rely on trade secret, trademark, copyright and other intellectual property laws to protect our Fluorescent Memory Technology, we currently rely almost entirely on patent laws for protection. While we intend to vigorously enforce our intellectual property rights, we cannot assure you that the steps taken to protect the Fluorescent Memory Technology and to enforce the rights will be successful. Through our wholly owned subsidiary, TriDStore IP, L.L.C., as of January 2, 2001, we individually held nine U.S. patents, more than fifty U.S. and foreign regular patent applications, eleven pending U.S. provisional patent applications and fourteen international patent applications pursuant to the Patent Cooperation Treaty. We cannot assure you that we will timely exercise the right to convert provisional or PCT patent applications into regular or international patent applications or that patent authorities will issue patents for any regular or international patent applications.

         We expect to develop trade secrets and may seek patent or copyright protection for trade secrets. We cannot assure you that we will develop trade secrets or seek patent or copyright protection for any or all of them. We intend to enter into confidentiality and non-disclosure agreements to protect one or more trade secrets which we or our employees or independent contractors may develop, but we cannot assure you that we will do so or that the appropriate parties will maintain the confidentiality necessary to protect our trade secrets. A failure to maintain one or more trade secrets could have a material adverse financial impact on us.

         We may offer products in the U.S. and in foreign countries based on the patented Fluorescent Memory Technology. However, certain countries in the Pacific Rim and elsewhere may not offer the same degree of intellectual property protection that the U.S., European Community and Japan afford. Therefore, we may be unable to enforce our patent rights in those jurisdictions, even if we are able to obtain intellectual property rights.

         We have filed intent to use trademark applications with the U.S. Patent and Trademark Office for the trademarks "CLEARCARD" and "CONSTELLATION 3D". We cannot assure you that these applications will mature into registrations or that we will even use these marks. Furthermore, we acquired the internet domain names "C-3D.NET," "C-TRID.COM," "C-TRID.NET", "C3DINC.COM", "CONSTELLATION3D.COM", and "CONSTELLATION3D.NET". Currently, we maintain a web site at http://www.c-3d.net.

         We cannot guarantee that any patents, copyrights, trade secrets, trademarks or domain names that we developed or obtained will provide sufficient value or protection to us. Furthermore, we cannot assure you that other parties will not challenge the validity or that other parties will not assert affirmative defenses to infringement or dilution. If another party succeeds in developing data storage technology comparable to Fluorescent Memory Technology without infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights, our financial condition may materially suffer.

Due to potential intellectual property claims and litigation that parties may initiate against us, we may suffer economic losses and become unable to research, develop or license the sale or manufacture of the technology.

         As it is typical in the data storage industry, other parties may in the future notify us of claims that may be infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights. It is impossible to predict the outcome of such potential claims, and we cannot assure you that the relevant authorities will resolve the potential claims in our favor. We also cannot assure you that an unfavorable resolution of a claim will not have a material adverse effect on our business or financial results. In particular, there has been significant litigation in the data storage industry relating to infringement of patents and other intellectual property rights. We cannot assure you that future intellectual property claims will not result in litigation. If another party were to establish infringement, dilution, misuse, misappropriation or any other intellectual property rights violation, we or our joint ventures might have to pay substantial damages, or courts might enjoin us from developing, marketing, manufacturing and selling the infringing products in one or more countries. In addition, the costs of engaging in intellectual property litigation can be substantial regardless of outcome. If we seek licensure for intellectual property that we cannot otherwise lawfully use, we cannot assure you that we will be able to obtain such licensure on satisfactory terms.

We might not own intellectual property that we believe we own or that we need in order to successfully research, develop and license our technology.

         In the future, a court, patent office or other authority may deem one of our employees or contractors and not us to be the legal owner of one or more patents, patent applications or other intellectual property, which is material to protecting our data storage technology. We typically require that our employees and contractors assign to us all right, title and interest in and to the intellectual property that was developed for us. However, we cannot assure you that we will obtain legal ownership of one or more licenses to use the intellectual property, which an authority deems to be the property of our employee or contractor, on satisfactory terms. Our failure to obtain the legal ownership of, or one or more licenses to use, the intellectual property may have a material adverse effect on our business or financial results.

We may eventually face inherent business risk of exposure to product liability claims, which may have a material adverse impact on our financial condition.

         Our business may confront allegations that the use or misuse of our future products caused the death or injury of a customer, consumer or user or to have had some other adverse effect. We do not presently have product liability insurance. Currently, our technology is not mass manufactured and we do not expect that anyone will mass manufacture our technology in the near future. Possible future product liability lawsuits may affect the reputation of our future products and services or otherwise diminish our financial resources even though we may obtain product liability insurance. We may protect ourselves against product liability claims by contractually requiring the joint ventures and licensees:

         o to have continuous quality control inspections, detailed training and instructions in the manufacture of our products;

         o to indemnify us for damages caused by tortuous acts or omissions of the joint venture or licensee; or

         o to obtain and maintain adequate product liability insurance.

         If injured persons bring product liability suits, we cannot assure you that any existing product liability insurance of a joint venture or any existing indemnification by joint ventures will adequately cover the liability claims. In addition, we cannot assure you that product liability insurance will be available to the joint ventures in sufficient amounts and at acceptable costs.

We may be unable to obtain sufficient components on commercially reasonable or satisfactory terms, which may have a material adverse impact on our financial condition.

         It is common in the data storage technology manufacturing and assembly industry for certain components to be available only from a few or sole-source suppliers. However, we cannot assure you that the key components for future products will be available from a number of source suppliers. Therefore, we and joint ventures and licensees may experience difficulty in obtaining a sufficient supply of key components on a timely basis. We intend to develop relationships with qualified manufacturers with the goal of securing high-volume manufacturing capabilities, thus controlling the cost of current and future models of our future products.

         We cannot assure you that we will be able to obtain a sufficient supply of components on a timely basis or on commercially reasonable terms or realize any future cost savings. The same supply and cost problems could adversely affect our sales of products. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays, could prevent joint ventures from producing sufficient quantities of our products to satisfy market demand. Additionally, in the case of a component purchased exclusively from one supplier, joint ventures could become unable to produce any quantity of the affected products until the component becomes available from an alternative source. These problems could cause delays to product shipments, thereby increasing the joint venture's material or manufacturing costs or causing an imbalance in the inventory levels of certain components. Moreover, difficulties in obtaining sufficient components may cause joint ventures and licensees to modify the design of our products to use a more readily available component. These design modifications may result in product performance problems. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect our business and financial results.

We may become financially dependent on one or a small number of customers.

         Because we are a research and development company, we have not developed a customer base for our products. We intend to establish joint ventures and licensing arrangements with strategic partners to market and sell Fluorescent Memory Technology. In the future, it is possible that we, the joint ventures and licensees will have sales to one or a small number of customers which equal ten percent or more of our consolidated revenues. However, we do not intend to become financially dependent on one or a small number of customers with whom we do most or all of our business.

Our officers spend time on projects that bear no relation to our activities.

         Some of our officers, notably Michael Goldberg and Lev Zaidenberg, serve as directors, officers and employees of other companies. While we believe that the officers will be devoting adequate time to effectively manage us, we cannot assure you that their other positions will not negatively impact their duties and that the impact will not have a material adverse effect on our financial condition. We believe that the other company positions of our officers do not raise actual or potential conflicts of interest that could interfere with the carrying out of their respective duties at our company.

Our expected products may be subject to various legal and regulatory controls.

         We are unaware of any particular electrical, telecommunication, environmental, health or safety laws and standards that will apply to our products. While we do not anticipate special regulations of our products, we cannot assure you that we will not have to comply with laws and regulations of domestic, international or foreign governmental or legal authorities. Compliance with these laws and regulations could have a material adverse affect on us. The Federal Communications Commission (FCC) regulates computer hardware that contains or utilizes magnetic forces to store information. If the FCC in the future chooses to regulate fluorescent-based computer storage devices, such as our products, compliance with those regulations could have a material adverse effect on our financial condition.

We face intense competition in the data storage technology industry.

         We estimate that there are approximately 14 enterprises currently researching, developing or producing other types of data storage technology, which we consider to be our material competitors. The data storage technology industry is fiercely competitive, and a number of our competitors, such as EMC Corporation, Iomega Corporation and Seagate Technology, Inc. have already established their names, brands, products and technologies in the marketplace. We expect that some competitors will continue to have significant market shares. Our competitors may further increase their market shares through mergers, acquisitions and research and development.

         While we believe that Fluorescent Memory products and joint venture and licensing strategies will result in competitive advantages, we cannot assure you that we will obtain or maintain any of such advantages over time. Furthermore, we cannot assure you that a competitor will not invent a superior technology, or that our products and services will be able to penetrate the data storage market. Many of our current and potential competitors have or may have advantages over us such as greater financial, personnel, marketing, sales and public relations resources. Existing or future competitors may develop or offer products that provide significant performance, price, creative or other advantages over products that we offer.

                        Risks Related to Our Common Stock

The market price of our common stock may fluctuate significantly.

         The stock market in general and the market for shares in technology companies in particular have recently experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. We believe that the principal factors that may cause price fluctuations are:

         o fluctuations in our financial results;

         o fluctuations in our product development timetables;

         o general conditions and development in the technology industries and the worldwide economy;

         o conditions and expectations regarding the data storage markets;

         o sales of our common stock into the marketplace;

         o the number of market makers for our common stock;

         o announcements of technological innovations or new or enhanced products by us or our competitors;

         o a shortfall in revenue, gross margin, earnings or other financial results from operations or changes in analysts' expectations;

         o developments in our relationships with our suppliers and potential customers; and

         o significant operating and interest charges as a result of our need to obtain future financing.

         We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance. The sales of a substantial number of shares of our common stock after the filing of this registration statement could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the potential for fluctuations in the price of our shares, these sales could cause the market price of our common stock to decline.

Investors who need immediate or future income should refrain from the purchase of our common stock.

         We do not intend to pay dividends to the holders of our outstanding common stock in the foreseeable future. Investors who need immediate or future income by way of dividends from their investment should refrain from the purchase of our common stock.

The market price of our common stock may decrease if a large number of shares are sold in the future.

         Future sales of our common stock in the public market, or the issuance of shares of common stock upon the exercise of stock options and warrants or otherwise, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity or equity-related securities. As of January 2, 2001, the following number of shares of common stock are issued or issuable:

     Issued and outstanding (1)............................................     43,192,775
     Issuable upon exercise of outstanding warrants whether or not
         currently-exercisable (2) (4).....................................      6,744,778
     Issuable upon exercise of outstanding stock options whether or not
         currently exercisable.............................................      5,853,050
     Issuable upon conversion of convertible loans (3).....................        319,913

----------

(1) Excluding 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries.

(2) Currently exercisable at exercise prices ranging from $0.001 to $15.13 per share.

(3) A loan of $4,000,000 provided by Sands Brothers Venture Capital Associates LLC convertible at $17.65 per share and a loan of $1,000,000 provided by Constellation 3D Technology Limited convertible at $10.72 per share.

(4) Includes 3,450,000 warrants evidenced by agreements with Sands Brothers & Co. Ltd. (Sands Brothers) which we believe are no longer enforceable, because Sands Brothers failed to satisfy its obligation to raise $7.5 million in financing for us within 150 days of the Commencement Date as defined in the Placement Agency Agreement that we and Sands Brothers entered into in December 1999 and later amended. We intend to renegotiate the agreements regarding the warrants that we originally agreed to issue to Sands Brothers.

         As of January 2, 2001, of the 43,192,775 issued and outstanding shares identified in the table above, 31,585,511 are restricted securities (i.e., excluding 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries) within the meaning of Rule 144 under the Securities Act of 1933 (Securities Act), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Such restricted securities will be eligible for sale in the public market subject to compliance with Rule 144. In addition, other exemptions may be available for sales of such restricted securities held by non-affiliates.

         We cannot predict the effect, if any, that market sales of shares of common stock, or the availability of such shares of common stock for sale, will have on the market price of the shares of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares of common stock and could impair our ability to raise capital through an offering of our equity securities.

                           Forward Looking Statements

         Some of the information in this prospectus or the documents we incorporate by reference in this prospectus may contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking language such as "will likely result," "may," "believes," "is expected to," "is anticipated to," "is forecasted to," "is designed to," "plans to," "predicts," "seeks," "estimates," "projects," "intends to" or other similar words. Important factors that could cause actual results to differ materially from expectations include:

         o failure to raise sufficient capital to fund business operating plans;

         o market conditions and demand for new data storage technology;

         o our competitors' ability to successfully develop new technologies to satisfy demand for data storage;

         o difficulties in achieving sales, gross margin and operating expense targets based on competitive market factors;

         o difficulties in competing successfully in the markets for new products with established and emerging competitors;

         o difficulties with single source supplies, product defects or product delays;

         o difficulties in forming and maintaining successful joint venture relationships;

         o difficulties in negotiating and receiving licensing royalties;

         o difficulties in obtaining, maintaining and using intellectual property protections;

         o changes in data storage technological protocols and standards;

         o volatility in interest rates and currency exchange rates;

         o difficulties in state, federal, foreign and international regulation and licensing requirements;

         o economic and political instability in the foreign countries where we conduct operations;

         o litigation actions by directors, employees, investors and others;

         o limited operation and management history;

         o dependence on key personnel; and

         o other factors discussed in this prospectus.

         All of the above factors could cause our actual results to differ materially from historical results and those we presently anticipate. When you consider forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus, including the Risk Factors beginning on page 3.

                                 Use of Proceeds

         All net proceeds from the sale of our common stock will go to the stockholders selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholders, except that we will receive the exercise price from the exercise of warrants underlying the common stock registered. The proceeds from the exercise of warrants by cash payment will be used for working capital and other general corporate purposes.

                              Selling Stockholders

         The following table provides certain information regarding the ownership of our common stock by the selling stockholders prior to and after the offering. We assume that the selling stockholders will sell all of the common stock that we are registering with this prospectus.


                                        Number of      Number of
                                          Shares      Shares Sold                   Number of     Number of     Percent of
                                       Owned Prior      Through                   Shares Being      Shares     Shares Owned
                                          to the      January 2,                   Offered for   Owned After     After the
        Selling Stockholders             Offering        2001         Percent         Sale       the Offering    Offering
        --------------------             --------        ----         -------         ----       ------------    --------
Iris Nahori............................  159,110           0              *         159,110(1)       --            --
Yehosoaa Hershkovitz...................   47,765           0              *          47,765(1)       --            --
Ori Ackerman...........................   19,114           0              *          19,114(1)       --            --
Tamir Barak............................    3,185           0              *           3,185(1)       --            --
Zeev Korech............................    3,183           0              *           3,183(1)       --            --
Tzion Edri.............................    6,045           0              *           6,045(1)       --            --
Ron Ori................................   15,928           0              *          15,928(1)       --            --
Ehud Miro..............................   31,854           0              *          31,854(1)       --            --
Abraham Shilontchik....................   11,149           0              *          11,149(1)       --            --
Yair Peleg.............................    7,962           0              *           7,962(1)       --            --
Amnon Ben-Ami..........................    7,962           0              *           7,962(1)       --            --
Gilad Altshuler........................  135,697           0              *         135,697(1)       --            --
Koor Underwriters and Issuers Ltd......  514,015           0              1.2%      514,015(1)(14)   --            --
Menorah Gaoon Investment Ltd...........   18,476           0              *          18,476(1)       --            --
Shalom and Yafa Bilgori................    7,962           0              *           7,962(1)       --            --
The Hebrew University Employee Fund....  117,858           0              *         117,858(1)       --            --
Shocher Tov............................   25,482           0              *          25,482(1)       --            --
Seattle Investments LLC................  608,835           0              1.4%      608,835(2)       --            --
Norberto Andres Korn...................   43,793      27,000              *          16,793(3)       --            --
Elias Mehadded Sakkal..................   43,774      23,000              *          20,774(3)       --            --
Israel Kaganas.........................   40,000           0              *          40,000(3)       --            --



                                        Number of      Number of
                                          Shares      Shares Sold                   Number of     Number of     Percent of
                                       Owned Prior      Through                   Shares Being      Shares     Shares Owned
                                          to the      January 2,                   Offered for   Owned After     After the
        Selling Stockholders             Offering        2001         Percent         Sale       the Offering    Offering
        --------------------             --------        ----         -------         ----       ------------    --------
IK-JK Investments......................   10,000           0              *          10,000(3)       --            --
Carlos J. Socas........................    1,000           0              *           1,000(3)       --            --
Martin Durruty.........................      450           0              *             450(3)       --            --
Claudio Zuchovicki.....................      700           0              *             700(3)       --            --
Javier Giangarelli.....................    2,000           0              *           2,000(3)       --            --
Franco Tasco...........................    2,000           0              *           2,000(3)       --            --
Flavio Paparella.......................    1,000           0              *           1,000(3)       --            --
Norman Fernandez.......................    6,000           0              *           6,000(3)       --            --
Mathias Fleischer......................    5,000           0              *           5,000(3)       --            --
Mario Fleischer........................    5,000           0              *           5,000(3)       --            --
Blank Rome Comisky & McCauley LLP......    5,555           0              *           5,555(4)       --            --
TCO Investment Inc.....................   25,000           0              *          25,000(5)       --            --
Guldborg Internaitonal.................   15,000           0              *          15,000(5)       --            --
Farpell Inc............................   10,000           0              *          10,000(5)       --            --
Halifax Fund, L.P......................2,571,344     144,400              5.4%    2,426,944(6)       --            --
MBA-on-Demand, L.L.C...................    7,500           0              *           7,500(7)       --            --
Formula Ventures L.P...................  242,326     130,500              *         111,826(8)       --            --
FV-PEH L.P.............................   68,628      37,100              *          31,528(8)
Formula Ventures (Israel) L.P..........   69,046      60,546              *           8,500(8)
Wilbro Nominees Limited................   64,500           0              *          64,500(9)       --            --
Winnburn Advisory......................  315,584           0              *         315,584(10)      --            --
Epicenter Venture Finance Ltd..........  262,394           0              *         262,394(11)      --            --
The Shemano Group, Inc.................  400,000           0              *         400,000(12)      --            --
Jacqueline Hershkovitz.................   28,071           0              *          28,071(13)      --            --
Sands Brothers Venture Capital
Associates LLC.........................  226,629           0              *         226,629(15)      --            --

*Beneficial ownership of less than 1%.

(1) Represents a fraction of 197,026 shares of common stock which were purchased by investors severally; a fraction of five year warrants to purchase 78,813 shares of common stock at an exercise price of $14.6656 per share; a fraction of one year warrants to purchase 98,513 shares of common stock at an exercise price of $10.15313 per share, and a fraction of adjustment warrants to purchase 262,856 shares of common stock at an exercise price of $0 per share. Adjustment warrants are exercisable within 60 days of February 6, 2001. All of the warrants are subject to anti-dilution adjustment. The following table shows the ownership of shares and warrants by each of the investors.



                                                               Number of
                                               Number of      Shares Sold
                                             Shares Owned       Through
                                             Prior to the     January 2,        One-Year        Five-Year      Adjustment
               Investor Name                   Offering          2001           Warrants        Warrants        Warrants
               -------------                   --------          ----           --------        --------        --------
Iris Nahori.............................      49,197              0            24,599           19,679          65,635
Yehosoaa Hershkovitz....................      14,769              0             7,384            5,908          19,704
Ori Ackerman............................       5,910              0             2,955            2,364           7,885
Tamir Barak.............................         985              0               492              394           1,314
Zeev Korech.............................         984              0               492              394           1,313
Tzion Edri..............................       1,869              0               935              748           2,493
Ron Ori.................................       4,925              0             2,462            1,970           6,571
Ehud Miro...............................       9,849              0             4,925            3,940          13,140
Abraham Shilontchik.....................       3,447              0             1,724            1,379           4,599
Yair Peleg..............................       2,462              0             1,231              985           3,284
Amnon Ben-Ami...........................       2,462              0             1,231              985           3,284
Gilad Altshuler.........................      41,958              0            20,979           16,783          55,977
Koor Underwriters and Issuers Ltd.......       5,713              0             2,856            2,285           7,622
Menorah Gaoon Investment Ltd............       5,713              0             2,856            2,285           7,622
Shalom and Yafa Bilgori.................       2,462              0             1,231              985           3,284
The Hebrew University Employee Fund.....      36,442              0            18,221           14,577          48,618
Shocher Tov.............................       7,879              0             3,940            3,152          10,511

----------

(2) Represents 608,835 shares of common stock acquired upon the conversion of the 10% Series A Convertible Note dated August 10, 1999, with a conversion ratio of $5 per share. On January 18, 2000, we effected a three-for-one forward stock split resulting in the increase of the shares owned from 202,945 to 608,835.

(3) Represents a fraction of 110,717 shares of our common stock owned by several investors in Constellation 3D Technology Limited.

(4) Represents 5,555 shares of common stock issuable upon the exercise of warrants at the exercise price of $0.001 per share.

(5) Represents 25,000 shares of common stock and five-year warrants to purchase 25,000 shares of common stock at an exercise price of $11.50. (Guldborg International owns warrants to purchase 15,000 shares, and Farpell Inc. owns warrants to purchase 10,000 shares.)

(6) Represents 840,518 shares of common stock; five year warrants to purchase 393,968 shares of common stock at an exercise price of $14.6656 per share; adjustment warrants to purchase 700,000 shares of common stock at an exercise price of $0 per share which are not exercisable within 60 days of February 6, 2001, and one year warrants to purchase 492,458 shares of common stock at an exercise price of $10.15313 per share. All of the warrants are subject to adjustment. We are in the process of negotiating certain changes to the agreements with Halifax Fund, L.P. which may affect the number of shares beneficially owned by Halifax Fund, L.P. However, we cannot assure you that any changes to the agreements will actually occur.

(7) Represents 7,500 shares of common stock. On January 18, 2000 we effected a 3 for 1 stock split resulting in the increase of the shares owned from 2,500 to 7,500.

(8) Represents 151,854 shares of common stock acquired upon the conversion of the Loan Conversion Rights Agreement dated December 2, 1998. Upon the conversion, the shares were issued to Formula Ventures L.P., FV-PEH L.P., and Formula Ventures (Israel) L.P.

 (9) Represents 49,500 shares of common stock acquired upon the conversion of the 8% Series B Convertible Note dated November 11, 1999 and 15,000 one year warrants at $10.15313.

(10) Represents 166,097 shares of common stock acquired, one year warrants to purchase 83,048 shares of common stock at the exercise price of $10.15313, and five year warrants to purchase 66,439 shares of common stock at the exercise price of $14.6656 according to the 8% Series C Convertible Note dated December 24, 1999, and a letter dated August 23, 2000 by which the loan was converted into equity.

(11) Represents 138,102 shares of common stock acquired, one year warrants to purchase 69,051 shares of commons stock at the exercise price of $10.15313, and five year warrants to purchase 55,241 shares of common stock at the exercise price of $14.6656 according to the Promissory Notes dated October 29, 1999 and November 18, 1999 and a letter dated August 23, 2000 by which the loans were converted into equity.

(12) Represents five year warrants to purchase 400,000 shares of common stock at an exercise price of $14.6656 per share. The warrants will be issued as follows: 140,000 to Gary J. Shemano, 70,000 to Michael R. Jacks, 140,000 to Bill Corbett and 50,000 to Eric Lipetz.

(13) Represents 14,774 shares of common stock; five year warrants to purchase 5,910 shares of common stock at an exercise price of $14.6656 per share; and one year warrants to purchase 7,387 shares of common stock at an exercise price of $10.15313 per share.

(14) Represents five year warrants to purchase 495,539 shares of common stock at an exercise price of $14.6656 per share, in connection with the transactions described in footnotes 1 and 6 above, and does not include the shares and warrants of Koor Underwriters and Issuers Ltd. listed in footnote 1 above.

(15) Represents 226,629 shares of common stock issuable upon conversion of a debenture convertible at $17.65 per share.

                          Description of Our Securities

         Our authorized capital stock consists of 100,000,000 shares of common stock, $.00001 par value per share.

Common Stock

         As of January 2, 2001, there were approximately 43,192,775 shares of our common stock outstanding held of record by approximately 116 stockholders, excluding 500,000 shares owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries. Our common stock is traded on the NASDAQ National Market under the symbol "CDDD."

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders may not cumulate their votes in connection with the election of directors. The directors are elected by the plurality of the votes of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. A director may be removed from office with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Our stockholders can take an action upon the affirmative vote of the majority of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote at such meeting in favor of such action or upon the unanimous written consent of our stockholders to such action.

         The holders of our common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Antitakeover Provisions

         Section 203 of the Delaware General Corporation Law (DGCL) generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the DGCL is any person, other than the corporation and its majority-owned subsidiaries, who owns 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and owned at least 15% of the outstanding voting stock of the corporation within the preceding three years.

         A Delaware corporation may choose not to be subject to Section 203 by including in its original certificate of incorporation a provision that expressly elects not to be governed by this section. Section Twelfth of our original certificate of incorporation states that we elect not to be governed by
Section 203 of the DGCL.

              Our certificate of incorporation includes certain sections that may in certain circumstances be interpreted or referred to as anti-takeover provisions because they may make it more difficult to obtain control of us without the cooperation of our board of directors. The following provisions included into our certificate of incorporation are neither the result of any specific efforts by any third party to take over us nor our willingness to have anti-takeover provisions:

         o a provision giving us the authority to issue 100 million shares of our common stock;

         o a provision allowing our stockholders to call a special meeting of stockholders when holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting demand such special meeting of stockholders; and

         o a provision allowing our stockholders to take an action without an annual or special meeting only by unanimous written consent of stockholders.

         The over-all effect of these provisions of our certificate of incorporation may eventually be to render it more difficult and to discourage a potential merger, tender offer or other offer for our securities, a proxy contest, or the removal of our incumbent directors and management.

Indemnification and Registration Rights

         As of August 10, 1999 we entered into an Investor's Rights Agreement with Seattle Investments LLC. In the Investor's Rights Agreement, we agreed to indemnify this selling stockholder against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus or any violation or alleged violation of the Securities Act of 1933 (1933 Act), the Securities Exchange Act of 1934 (1934 Act), or any state securities law. We agreed to pay this selling stockholder any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action. However, we are not obligated to indemnify this selling stockholder if the material misstatement or omission or any other violation stated above were caused by or contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         Additionally, this selling stockholder agreed to indemnify us against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission or alleged omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus or any violation or alleged violation of the 1933 Act, the 1934 Act, or any state securities law, provided that any such violation occurs in reliance upon any information furnished in writing to us by this selling stockholder expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. The selling stockholder will pay us any legal or other expenses reasonably incurred by us in connection with investigating or defending any such loss, claim, damage, liability or action. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement occurs without the consent of the selling stockholder. Additionally, the liability of the selling stockholder for any indemnification of us will not exceed the gross proceeds received by the selling stockholder from the offering.

         On November 11, 1999, we entered into a registration rights agreement with Wilbro Nominees Limited pursuant to which we agreed to indemnify this selling stockholder against any losses, claims, damages or liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus or any violation of the 1933 Act or state securities laws. We agreed to reimburse this selling stockholder for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action. However, we are not obligated to indemnify this selling stockholder if the material misstatement or omission or any other violation stated above were caused by or contained in any information furnished in writing to us by this selling stockholder expressly for use in the preparation of the registration statement, prospectus or amendment of the registration statement or prospectus. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         Additionally, this selling stockholder agreed to indemnify us against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact or omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus, provided that we made any such untrue statement or omission in reliance upon the information furnished in writing to us by this selling stockholder expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. The selling stockholder will reimburse us for any legal or other expenses reasonably incurred by us in connection with investigating or defending any such loss, claim, damage, liability or action. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement occurs without the consent of the selling stockholder.

         On October 19, 2000, we entered into the Letter Agreement providing for the registration of 49,500 shares of our common stock and 15,000 shares of our common stock to be received upon exercise of warrants owned by Wilbro Nominees Limited.

         As of November 29, 1999, we entered into the Subscription Agreement with MBA-on-Demand, L.L.C. In the Subscription Agreement, we agreed to indemnify this selling stockholder against any claim, liability, loss, damage or expense (including attorneys' fees and other costs of investigating and litigating claims) caused, directly or indirectly, by our breach of any representation, warranty or agreement made in the Subscription Agreement. Additionally, this selling stockholder has agreed to indemnify us against any claim, liability, loss, damage or expense (including attorneys' fees and other costs of investigating and litigating claims) caused, directly or indirectly, by its breach of any representation, warranty or agreement made in the Subscription Agreement.

         As of December 24, 1999, we entered into a registration rights agreement with Winnburn Advisory. In the registration rights agreement, we agreed to indemnify this selling stockholder against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus or any violation of the 1933 Act or state securities laws. We agreed to reimburse this selling stockholder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action. However, we are not obligated to indemnify this selling stockholder if the material misstatement or omission or any other violation stated above were caused by or contained in any information furnished in writing to us by this selling stockholder expressly for use in the preparation of the registration statement, prospectus or amendment of the registration statement or prospectus. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         Additionally, this selling stockholder agreed to indemnify us against any losses, claims, damages, or liabilities arising out of any untrue statement of a material fact or omission of a material fact required to be stated to make the statement not misleading contained in any registration statement, prospectus, or any amendment of the registration statement or prospectus, provided that we made such untrue statement or omission in reliance upon any information furnished in writing to us by this selling stockholder expressly for use in the registration statement, prospectus or amendment of the registration statement or prospectus. The selling stockholder will reimburse us for any legal or other expenses reasonably incurred by us in connection with investigating or defending any such loss, claim, damage, liability or action. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement occurs without the consent of the selling stockholder.

         On August 23, 2000, we entered into the Letter Agreement with Winnburn Advisory regarding the conversion of Winnburn Advisory 8% Series C Convertible Note. The Letter Agreement contains a registration rights provision but no indemnification provisions.

         On March 23, 2000, we entered into a securities purchase agreement with Sands Brothers Venture Capital LLC, pursuant to which we issued a convertible debenture to Sands Brothers Venture Capital Associates LLC and entered into a registration rights agreement with Sands Brothers Venture Capital LLC on March 24, 2000. In the registration rights agreement, we agreed to indemnify Sands Brothers Venture Capital LLC, the selling stockholder, against any losses, claims, damages or liabilities, joint or several, to which the selling stockholder may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus, or any amendment or supplement of the registration statement or prospectus or arise out of our omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus or necessary to make the statements therein not misleading, or any violation or alleged violation of the 1933 Act or any state securities or blue sky laws. However, we are not obligated to indemnify the selling stockholder if and to the extent that any such loss, claim, damage or liability arises out of or is based on our reliance upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the selling stockholder specifically for use in the registration statement or prospectus. Additionally this selling stockholder agreed to indemnify us, each person who controls us, our officers who sign the registration statement and our directors against all losses, claims, damages or liabilities, joint or several, to which we, our officers, directors or controlling persons may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon reliance on any untrue statement or alleged untrue statement of any material fact contained in the registration statement or any prospectus or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse us and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided that the selling stockholder will be liable hereunder in any such case if and only to the extent that any such loss, claims, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to us by the selling stockholder specifically for use in such registration statement or prospectus, and provided, that the liability of each seller thereunder shall be limited to the proceeds received by such selling stockholder from the sale of securities covered by such registration statement.

         On July 13, 2000, we entered into the Finder's Agreement with The Shemano Group, Inc. In the agreement, we agreed to indemnify this selling stockholder against any claims, liabilities, losses, damages, and expenses, in connection with the offering, resulting from our negligence, bad faith or willful misconduct, any violation by us of the Federal or state securities laws, or any breach by us of the agreement. If any litigation or proceeding is brought against the selling stockholder, we can assume the defense of such litigation or proceeding with counsel of our choice and at our expense. Notwithstanding our election to assume the defense of such litigation or proceeding, the selling stockholder will have the right to employ separate counsel and to participate in the defense of the litigation or proceeding. We will bear the reasonable fees, costs and expenses of separate counsel if the use of counsel selected by us to represent the selling stockholder will present such counsel with a conflict of interest under applicable laws of professional conduct. On September 18, 2000, we entered into the Letter Agreement with this selling stockholder regarding the registration of shares to be received upon exercise of the warrants granted to this selling stockholder. The Letter Agreement does not contain any indemnification provisions.

         On August 17, 2000, we entered into an investment agreement with TCO Investment Inc. The agreement contains a registration rights provision but no indemnification provisions. TCO Investment Inc. is a selling stockholder under this prospectus.

         On August 18, 2000, we entered into a warrant agreement containing registration rights with Blank Rome Comisky & McCauley LLP. The agreement does not contain any indemnification provisions. Blank Rome Comisky & McCauley LLP is a selling stockholder under this prospectus.

         On August 23, 2000, we entered into two Letter Agreements with Epicenter Venture Finance Ltd. regarding the conversion of 8% Series C Convertible Notes. The agreements contain a registration rights provision but no indemnification provisions. Epicenter Venture Finance Ltd. is a selling stockholder under this prospectus.

         On August 23, 2000, we entered into the registration rights agreement with Halifax Fund, L.P., which we amended on September 19, 2000. Pursuant to the agreement, as amended, we agreed to indemnify this selling stockholder against any claims, losses, damages and liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact necessary to make the statements not misleading contained in any prospectus or registration statement or any violation of the 1933 Act or any state securities law. We agreed to reimburse this selling stockholder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. We are not required to indemnify the selling stockholder for any liabilities for any untrue statement or omission that we made in reliance upon written information furnished to us by the selling stockholder for the purpose of preparing the registration statement. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         This selling stockholder agreed to indemnify us against all claims, losses, damages and liabilities arising out of any untrue statement or alleged untrue statement of a material fact, omission or alleged omission of a material fact, upon which we relied and which was contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement. The selling stockholder agreed to reimburse us for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. The maximum amount for which this selling stockholder agreed to indemnify us will not exceed the net proceeds received by such selling stockholder from the sale of the registrable securities. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without the consent of the selling stockholder.

         On August 31, 2000, we entered into a registration rights agreement with certain selling stockholders: I. Nahori, H. Yehosoaa, A. Ori, B. Tamir, K. Zeev, E. Tzion, O. Ron, E. Miro, A. Shilontchik, Y. Peleg, A. Ben-Ami, G. Altshuler, Koor Underwriters and Issuers Ltd., Menorah Gaoon Investment Ltd., Bilgori Shalom and Yafa, The Hebrew University Employee Fund, and Shocher Tov, collectively called Koor's Investors, who concurrently purchased our securities. In the registration rights agreement, we agreed to indemnify each selling stockholder against all claims, losses, damages, and liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission or alleged omission of a material fact required to be stated to make any statement not misleading contained in any registration statement or prospectus or any violation the 1933 Act or any state securities law. We agreed to reimburse each selling stockholder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. We are not required to indemnify each selling stockholder for any liabilities for any untrue statement or omission that we made in reliance upon written information furnished to us by the selling stockholder for the purpose of preparing the registration statement. We are not required to indemnify each selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         Each selling stockholder agreed to indemnify us against all claims, losses, damages and liabilities arising out of any untrue statement or alleged untrue statement of a material fact, omission or alleged omission of a material fact, upon which we relied and which was contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement. Each selling stockholder agreed to reimburse us for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. The maximum amount for which each selling stockholder agreed to indemnify us will not exceed the net proceeds received by such selling stockholder from the sale of the registrable securities. Each selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without the consent of such selling stockholder.

         On September 12, 2000, we entered into a registration rights agreement with Jacqueline Hershkovitz. Pursuant to the agreement, we agreed to indemnify this selling stockholder against all claims, losses, damages and liabilities arising out of any untrue statement of a material fact, alleged untrue statement of a material fact, omission of a material fact, or alleged omission of a material fact necessary to make the statements not misleading contained in any prospectus or registration statement or any violation of the 1933 Act or any state securities law. We agreed to reimburse this selling stockholder for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. We are not required to indemnify the selling stockholder for any liabilities for any untrue statement or omission that we made in reliance upon written information furnished to us by the selling stockholder for the purpose of preparing the registration statement. We are not required to indemnify the selling stockholder for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without our consent.

         This selling stockholder agreed to indemnify us against all claims, losses, damages and liabilities arising out of any untrue statement or alleged untrue statement of a material fact, omission or alleged omission of a material fact, upon which we relied and which was contained in any information furnished in writing to us by this selling stockholder expressly for use in the registration statement. The selling stockholder agreed to reimburse us for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action. The maximum amount for which this selling stockholder agreed to indemnify us will not exceed the net proceeds received by such selling stockholder from the sale of the registrable securities. The selling stockholder is not required to indemnify us for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement occurs without the consent of the selling stockholder.

         On September 12, 2000, we entered into a Letter Agreement with Formula Ventures L.P. regarding the conversion of the outstanding loan into the shares of our common stock to be issued to Formula Ventures L.P., FV-PEH L.P., and Formula Ventures (Israel) L.P., selling stockholders under this prospectus. The agreement contains a registration rights provision but no indemnification provisions.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Interwest Transfer Company located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

                              Plan of Distribution

         The stockholders selling common stock under this prospectus, or their pledgees or transferees, may offer their shares of our common stock at various times through dealers or brokers or other agents or directly to one or more purchasers in one or more of the following transactions:

         o using the NASDAQ National Market or other market on which the common stock may be listed, quoted or trading;

         o in privately negotiated transactions;

         o in brokerage transactions;

         o put or call option transactions;

         o in short sales; or

         o in a combination of any of the above transactions.

         The stockholders selling our common stock under this prospectus may sell their shares:

         o at market prices prevailing at the time of sale;

         o at prices related to those prevailing market prices; or

         o at negotiated prices.

         These selling stockholders may use brokers, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the stockholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. The discounts, concessions or commissions as to a particular broker, dealer or other agent may be in excess of those customary in the type of transaction involved.

         The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock or of securities convertible into or exchangeable for the common stock in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to those broker-dealers or other financial institutions of the common stock offered by this prospectus, which common stock the broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect the transaction).

         This prospectus also may be used, with our consent, by donees or pledgees of the stockholders selling common stock under this prospectus, or by other persons acquiring common stock from these stockholders and who wish to offer and sell that common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth:

         o the names of donees or pledgees of the stockholders;

         o the number of shares of common stock involved;

         o the price at which those shares are sold;

         o the commissions paid or discounts or concessions allowed, where applicable; and

         o any other material information with respect to the plan of distribution not previously disclosed.

         Upon a selling stockholder notifying us that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, disclosing:

         o the name of each selling stockholder and of the participating broker-dealer;

         o the number of shares involved;

         o the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o other facts material to the transactions.

         Additionally, upon a selling stockholder notifying us that a donee or a pledgee intends to sell more than 1,000 shares, we may file a supplement to this prospectus.

         Neither we nor the stockholders selling common stock under this prospectus can presently estimate the amount of this compensation. We know of no existing arrangements between any stockholder and any other stockholder, broker, dealer or other agent relating to the sale or distribution of the common stock. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the common stock may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of that distribution.

         The stockholders selling common stock under this prospectus will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by those stockholders. All of this may affect the marketability of the common stock.

         We will pay substantially all of the expenses incident to this offering other than commissions, concessions and discounts of brokers, dealers or other agents or the legal fees of the selling stockholders' counsel. Each stockholder selling common stock under this prospectus may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling stockholders and may agree to indemnify any statutory "underwriters" and controlling persons of those "underwriters" against certain liabilities, including certain liabilities under the Securities Act. In order to comply with certain states' securities laws, if applicable, the common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

                                  Legal Matters

         The validity of the common stock being offered hereby and certain other matters in connection with this offering are being passed upon for us by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania.

                     Interests of Named Experts and Counsel

         On August 18, 2000, we granted Blank Rome Comisky & McCauley LLP a warrant to purchase 5,555 shares of our common stock in order to reduce the amount of our outstanding legal fees due to Blank Rome Comisky & McCauley LLP by Fifty Thousand Dollars ($50,000.00). Blank Rome Comisky & McCauley LLP serves as our legal counsel. The warrant currently is exercisable at a price of $0.001 per share and will terminate on July 31, 2005. Blank Rome Comisky & McCauley LLP obtained certain registration rights in connection with the grant of the warrant and is a selling stockholder under this prospectus.

                                     Experts

         The audited financial statements incorporated by reference in this prospectus and related registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, and BDO International, independent auditors, to the extent and for the periods set forth in their reports (the report of BDO International on the December 31, 1999 financial statements contained an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                       Where You Can Find More Information

         We regularly file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also visit our Internet site (http://www.c-3d.net), but the information contained on our web site does not form part of this prospectus.

         We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes our prospectus as allowed by SEC rule. This prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to the Secretary, Constellation 3D, Inc., 230 Park Avenue, Suite 453, New York, NY 10169, and telephone requests may be directed to Michael Goldberg at (954) 568-3007.

         We incorporate by reference the documents listed below which we previously filed with the SEC and all amendments to such documents:

         1. our annual report on Form 10-K for the year ended December 31, 1999, which we filed on March 30, 2000;

         2. our annual report on Form 10-K/A for the year ended December 31, 1999, which we filed on March 31, 2000;

         3. our quarterly report on Form 10-Q for the quarter ended March 31, 2000, which we filed on May 15, 2000;

         4. our quarterly report on Form 10-Q for the quarter ended June 30, 2000, which we filed on August 14, 2000;

         5. our quarterly report on Form 10-Q/A for the quarter ended March 31, 2000, which we filed on October 31, 2000;

         6. our quarterly report on Form 10-Q/A for the quarter ended June 30, 2000, which we filed on October 31, 2000;

         7. our quarterly report on Form 10-Q for the quarter ended September 30, 2000, which we filed on November 14, 2000;

         8. our current reports on Form 8-K, which we filed on March 13, 2000, August 25, 2000, October 6, 2000, January 31, 2001, and February __, 2001; and

         9. our definitive proxy statement in connection with the annual meeting of shareholders of Constellation 3D, Inc., a Florida corporation, filed on January 16, 2001.

         All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

         You should rely only on the information contained in this prospectus. No dealer, sales person or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.



                                [GRAPHIC OMITTED]


                             CONSTELLATION 3D, INC.






                                5,791,330 SHARES
                                  Common Stock






                               ..................

                                   PROSPECTUS

                               ..................








                               February ___, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         We have incurred the following estimated expenses in connection with the issuance and distribution of the securities to be registered.

(1)   SEC Registration Fee..................................        $16,080.58
(2)   Costs of Printing and Engraving.......................        $ 3,000.00*
(3)   Legal Fees and Expenses...............................        $25,000.00*
(4)   Accounting Fees and Expenses..........................        $ 7,500.00*
(5)   Miscellaneous.........................................        $   500.00*
                                                                    ----------
                           Total............................        $52,080.58
                                                                    ==========

----------
         * Estimate.

Item 15. Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), the corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any action by reason of the status of such person as a director, officer, employee or agent of the corporation or of another enterprise he served at the request of the indemnifying corporation against expenses (including attorney's fees), fines and amounts paid in settlement actually and reasonably incurred by such person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful.

         Pursuant to Section 145 of the DGCL, indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court determines that indemnification is fair and reasonable in view of all the circumstances of the case.

         Article V of the Bylaws of the Corporation contains the detailed description of the Corporation's power to indemnify its directors and officers to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law.

         Pursuant to Section 501 of the Bylaws, the Corporation shall, with certain exceptions, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. A director or officer of the Corporation entitled to indemnification under Section 501 is hereafter called a "person covered by Section 501 hereof".

         Pursuant to Section 502 of the Bylaws, expenses incurred by a person covered by Section 501 hereof in defending a threatened, pending or completed civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

         Section 503 of the Bylaws provides that no indemnification or advancement or reimbursement of expenses shall be provided to a person covered by Section 501 hereof: (a) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (b) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers' and directors' liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer;
(c) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld; and (d) to the extent such indemnification, advancement or reimbursement of expenses would be prohibited by
Section 145 of the Delaware General Corporation Law, as amended from time to time, or other applicable law.

         The indemnification and advancement or reimbursement of expenses granted pursuant to Article V of the Bylaws continues as to a person who has ceased to be a director or officer of the Corporation, and will inure to the benefit of the heirs, executors and administrators of such person. The indemnification and advancement or reimbursement of expenses provided pursuant to Article V is not exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than those covered by Article V of the Bylaws.

         For its directors and officers, the Corporation has obtained Directors and Officers Liability and Reimbursement Insurance from Zurich American Insurance Company. The current insurance policy coverage is for the period from March 15, 2000 until March 15, 2001. The annual premium is $96,000. The Corporation has no other arrangements specifically providing for indemnification of its officers or directors, and the Corporation has no arrangements for the indemnification of its controlling persons.

         Section Thirteenth of the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Corporation's directors or officers pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that the Corporation's director or officer asserts a claim for indemnification by the Corporation against such liabilities (other than the payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Corporation is against pubic policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The above discussion of the Corporation's Bylaws, Certificate of Incorporation and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, Certificate of Incorporation and statute.

Item 16. Exhibits and Financial Statement Schedules

     Number                                                  Description
     ------                                                  -----------
     2.1(7)       Agreement and Plan of Merger by and between Constellation 3D, Inc., a Florida corporation, and
                  Constellation 3D, Inc., a Delaware corporation, as of January 9, 2001.

     3.1(7)       Certificate of Incorporation of Constellation 3D, Inc., a Delaware corporation.

     3.2(7)       Bylaws of Constellation 3D, Inc., a Delaware corporation.

     4.1(6)       Loan Conversion Rights Agreement, dated December 2, 1998, by and between Argotec Ltd./ Formula
                  Ventures Ltd. and Constellation 3D Holdings Limited.

     4.2(6)       Letter Agreement converting the outstanding loan in the amount of $600,000 to common stock, dated September 12, 2000, between Formula Ventures, L.P. and Constellation 3D, Inc.

     4.3(1)       Investor's Rights Agreement, dated August 10, 1999, by and between C3D Inc. and Seattle
                  Investments LLC.

     4.4(2)       Purchase Agreement, dated November 11, 1999, by and between Wilbro Nominees Limited and C3D Inc.

     4.5(2)       Registration Rights Agreement, dated November 11, 1999, by and between Wilbro Nominees Limited and C3D Inc.

     4.6(2)       Subscription Agreement, dated November 29, 1999, by and between C3D Inc. and MBA-on-Demand,
                  L.L.C.

     4.7(2)       Purchase Agreement, dated as of December 24, 1999 between Winnburn Advisory and C3D Inc.

     4.8(2)       Registration Rights Agreement, dated as of December 24, 1999, between Winnburn Advisory and C3D
                  Inc.

     4.9(6)       Letter Agreement converting 8% Series C Convertible Note to common stock, dated August 23, 2000, by and between Winnburn Advisory and Constellation 3D, Inc.

     4.10(6)      Letter Agreement converting 8% Series C Convertible Note for $300,000 to common stock, dated August
                  23, 2000, by and between Epicenter Venture Finance Ltd. and Constellation 3D, Inc.

     4.11(6)      Letter Agreement converting 8% Series C Convertible Note for $1,000,000 to common stock, dated August
                  23, 2000, by and between Epicenter Venture Finance Ltd. and Constellation 3D, Inc.

     4.12(6)      Finder's Agreement, dated July 13, 2000, between Constellation 3D, Inc. and The Shemano Group,
                  Inc.

     4.13(6)      Letter Agreement concerning warrant registration instructions, dated September 18, 2000, between
                  The Shemano Group, Inc. and Constellation 3D, Inc.

     4.14(3)      Common Stock Investment Agreement, dated as of August 23, 2000, among Constellation 3D, Inc. and
                  Halifax Fund, L.P.

     Number                                                  Description
     ------                                                  -----------
     4.15(3)      Registration Rights Agreement, entered into as of August 23, 2000, between Constellation 3D,
                  Inc. and Halifax Fund, L.P.

     4.16(3)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001par value Common Stock of
                  Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.

     4.17(5)      Amended and Restated Common Stock Purchase Warrant No. W2 to Purchase Shares of $.001 par value
                  Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.

     4.18(3)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated August 23, 2000, issued to Halifax Fund, L.P.

     4.19(5)      Amended and Restated Common Stock Optional Warrant No. OW2 to Purchase Optional Units of
                  Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.

     4.20(3)      Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.

     4.21(5)      Amended and Restated Common Stock Adjustment Warrant No. AW2 to Receive Shares of $.001 par
                  value Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund,
                  L.P.

     4.22(5)      Letter Agreement for Additional Investment, dated September 19, 2000, by and between Halifax
                  Fund, L.P. and Constellation 3D, Inc.

     4.23(6)      Common Stock Investment Agreement, dated August 31, 2000, among Constellation 3D, Inc. and
                  Koor's Investors.

     4.24(6)      Registration Rights Agreement, dated August 23, 2000, by and between Constellation 3D, Inc. and
                  Koor's Investors.

     4.25(6)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.

     4.26(6)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated August 31, 2000, issued to Koor's Investors.

     4.27(6)      Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.

     4.28(6)      Warrant Agreement, dated August 18, 2000, by and between Constellation 3D, Inc. and Blank Rome
                  Comisky & McCauley LLP.

     4.29(6)      Common Stock Investment Agreement, dated September 12, 2000, among Constellation 3D, Inc. and
                  Hershkovitz Jacqueline.

     4.30(6)      Registration Rights Agreement, dated September 12, 2000, between Constellation 3D, Inc. and
                  Hershkovitz Jacqueline.

     4.31(6)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated September 12, 2000, issued to Hershkovitz Jacqueline.

     4.32(6)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated September 12, 2000, issued to Hershkovitz Jacqueline.

     4.33(6)      Contract for Capital Raising, dated August 18, 2000, between Koor Underwriters and Issuers Ltd.
                  and Constellation 3D, Inc.

     4.34(6)      Letter Amendment to the Common Stock Investment Agreement and Related Agreements, dated October
                  18, 2000, by and between Constellation 3D, Inc. and Koor Underwriters and Issuers Ltd.

     4.35(6)      Common Stock Investment-Term Sheet to purchase up to $250,000 in common stock, dated August 17,
                  2000, by and between TCO Investment Inc. and Constellation 3D, Inc.

     4.36(6)      Amendment and Supplement to Common Stock Investment-Term Sheet, dated August 18, 2000, by and between
                  TCO Investment and Constellation 3D, Inc.

     Number                                                  Description
     ------                                                  -----------
     4.37(4)      Securities Purchase Agreement, dated March 23, 2000, by and between Constellation 3D, Inc. and
                  Sands Brothers Venture Capital LLC.

     4.38(4)      Registration Rights Agreement dated as of March 24, 2000 by and between Constellation 3D, Inc.
                  and Sands Brothers Venture Capital LLC.

     4.39(4)      10% Subordinated Convertible Debenture, dated March 24, 2000, made by Constellation 3D, Inc. to
                  Sands Brothers Venture Capital Associates LLC.

     4.40         Letter Agreement, dated October 19, 2000, regarding shares of common stock and warrants owned by
                  Wilbro Nominees Limited.

    *5.1          Opinion of Blank Rome Comisky & McCauley LLP.

    23.1          Consent of BDO Seidman, LLP

    23.2          Consent of BDO International.

    23.3          Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

----------
*   To be filed by Amendment.

(1) Incorporated by reference to exhibits filed with Registration Statement on Form 10 filed November 12, 1999.

(2) Incorporated by reference to exhibits filed with Registration Statement on Form 10/A No. 1 filed December 27, 1999.

(3) Incorporated by reference to exhibits filed with Form 8-K filed August 25, 2000.

(4) Incorporated by reference to exhibits filed with Form 10-K/A filed March 31, 2000.

(5) Incorporated by reference to exhibits filed with Form 8-K filed October 6, 2000.

(6) Incorporated by reference to exhibits filed with Form S-1/A filed November 8, 2000.

(7) Incorporated by reference to Appendices filed with the Definitive Proxy Statement filed January 16, 2001.

Item 17. Undertakings

         (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1) and (a)(2) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on February 5, 2001.


                     CONSTELLATION 3D, INC.


                     By: /s/  Eugene Levich
                         ---------------------------------------------------
                              Name:  Eugene Levich
                              Title: President, Chief Executive Officer and
                                     Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons as of February 5, 2001 in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Eugene Levich, Michael Goldberg, and Craig Weiner, and each of them, as Attorney-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file any amendments, including post-effective amendments, to this Registration Statement.


By: /s/ Leonardo Berezowsky
    ----------------------------------------------------
    Name:  Leonardo Berezowsky
    Title: Senior Vice President of Finance,
           Chief Financial Officer (principal financial
           and accounting officer), and Director


By: /s/ Michael Goldberg
    ----------------------------------------------------
    Name:  Michael Goldberg
    Title: Director


By: /s/ Lev Zaidenberg
    ----------------------------------------------------
    Name:  Lev Zaidenberg
    Title: Director


By: /s/ Stuart N. Garawitz
    ----------------------------------------------------
    Name:  Stuart N. Garawitz
    Title: Director

By: /s/ Val Mandel
    ----------------------------------------------------
    Name:  Val Mandel
    Title: Director


By: /s/ Joseph Shefet
    ----------------------------------------------------
    Name:  Joseph Shefet
    Title: Director

                                  EXHIBIT INDEX

 Exhibit
  Number                           Description
  ------                           -----------
     2.1(7)       Agreement and Plan of Merger by and between Constellation 3D, Inc., a Florida corporation, and
                  Constellation 3D, Inc., a Delaware corporation, as of January 9, 2001.

     3.1(7)       Certificate of Incorporation of Constellation 3D, Inc., a Delaware corporation.

     3.2(7)       Bylaws of Constellation 3D, Inc., a Delaware corporation.

     4.1(6)       Loan Conversion Rights Agreement, dated December 2, 1998, by and between Argotec Ltd./ Formula
                  Ventures Ltd. and Constellation 3D Holdings Limited.

     4.2(6)       Letter Agreement converting the outstanding loan in the amount of $600,000 to common stock, dated September 12, 2000, between Formula Ventures, L.P. and Constellation 3D, Inc.

     4.3(1)       Investor's Rights Agreement, dated August 10, 1999, by and between C3D Inc. and Seattle
                  Investments LLC.

     4.4(2)       Purchase Agreement, dated November 11, 1999, by and between Wilbro Nominees Limited and C3D Inc.

     4.5(2)       Registration Rights Agreement, dated November 11, 1999, by and between Wilbro Nominees Limited and C3D Inc.

     4.6(2)       Subscription Agreement, dated November 29, 1999, by and between C3D Inc. and MBA-on-Demand,
                  L.L.C.

     4.7(2)       Purchase Agreement, dated as of December 24, 1999 between Winnburn Advisory and C3D Inc.

     4.8(2)       Registration Rights Agreement, dated as of December 24, 1999, between Winnburn Advisory and C3D
                  Inc.

     4.9(6)       Letter Agreement converting 8% Series C Convertible Note to common stock, dated August 23, 2000, by and between Winnburn Advisory and Constellation 3D, Inc.

     4.10(6)      Letter Agreement converting 8% Series C Convertible Note for $300,000 to common stock, dated August
                  23, 2000, by and between Epicenter Venture Finance Ltd. and Constellation 3D, Inc.

     4.11(6)      Letter Agreement converting 8% Series C Convertible Note for $1,000,000 to common stock, dated August
                  23, 2000, by and between Epicenter Venture Finance Ltd. and Constellation 3D, Inc.

     4.12(6)      Finder's Agreement, dated July 13, 2000, between Constellation 3D, Inc. and The Shemano Group, Inc.

     4.13(6)      Letter Agreement concerning warrant registration instructions, dated September 18, 2000, between
                  The Shemano Group, Inc. and Constellation 3D, Inc.

     4.14(3)      Common Stock Investment Agreement, dated as of August 23, 2000, among Constellation 3D, Inc. and
                  Halifax Fund, L.P.

     4.15(3)      Registration Rights Agreement, entered into as of August 23, 2000, between Constellation 3D,
                  Inc. and Halifax Fund, L.P.

     4.16(3)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001par value Common Stock of
                  Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.

     4.17(5)      Amended and Restated Common Stock Purchase Warrant No. W2 to Purchase Shares of $.001 par value
                  Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.

     4.18(3)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated August 23, 2000, issued to Halifax Fund, L.P.

     4.19(5)      Amended and Restated Common Stock Optional Warrant No. OW2 to Purchase Optional Units of
                  Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.

 Exhibit
  Number                           Description
  ------                           -----------
     4.20(3)      Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.

     4.21(5)      Amended and Restated Common Stock Adjustment Warrant No. AW2 to Receive Shares of $.001 par
                  value Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund,
                  L.P.

     4.22(5)      Letter Agreement for Additional Investment, dated September 19, 2000, by and between Halifax
                  Fund, L.P. and Constellation 3D, Inc.

     4.23(6)      Common Stock Investment Agreement, dated August 31, 2000, among Constellation 3D, Inc. and
                  Koor's Investors.

     4.24(6)      Registration Rights Agreement, dated August 23, 2000, by and between Constellation 3D, Inc. and
                  Koor's Investors.

     4.25(6)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.

     4.26(6)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated August 31, 2000, issued to Koor's Investors.

     4.27(6)      Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.

     4.28(6)      Warrant Agreement, dated August 18, 2000, by and between Constellation 3D, Inc. and Blank Rome
                  Comisky & McCauley LLP.

     4.29(6)      Common Stock Investment Agreement, dated September 12, 2000, among Constellation 3D, Inc. and
                  Hershkovitz Jacqueline.

     4.30(6)      Registration Rights Agreement, dated September 12, 2000, between Constellation 3D, Inc. and
                  Hershkovitz Jacqueline.

     4.31(6)      Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common Stock of
                  Constellation 3D, Inc., dated September 12, 2000, issued to Hershkovitz Jacqueline.

     4.32(6)      Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation 3D, Inc.,
                  dated September 12, 2000, issued to Hershkovitz Jacqueline.

     4.33(6)      Contract for Capital Raising, dated August 18, 2000, between Koor Underwriters and Issuers Ltd.
                  and Constellation 3D, Inc.

     4.34(6)      Letter Amendment to the Common Stock Investment Agreement and Related Agreements, dated October
                  18, 2000, by and between Constellation 3D, Inc. and Koor Underwriters and Issuers Ltd.

     4.35(6)      Common Stock Investment-Term Sheet to purchase up to $250,000 in common stock, dated August 17,
                  2000, by and between TCO Investment Inc. and Constellation 3D, Inc.

     4.36(6)      Amendment and Supplement to Common Stock Investment-Term Sheet, dated August 18, 2000, by and between
                  TCO Investment and Constellation 3D, Inc.

     4.37(4)      Securities Purchase Agreement, dated March 23, 2000, by and between Constellation 3D, Inc. and
                  Sands Brothers Venture Capital LLC.

     4.38(4)      Registration Rights Agreement dated as of March 24, 2000 by and between Constellation 3D, Inc.
                  and Sands Brothers Venture Capital LLC.

     4.39(4)      10% Subordinated Convertible Debenture, dated March 24, 2000, made by Constellation 3D, Inc. to
                  Sands Brothers Venture Capital Associates LLC.

     4.40         Letter Agreement, dated October 19, 2000, regarding shares of common stock and warrants owned by
                  Wilbro Nominees Limited.

    *5.1          Opinion of Blank Rome Comisky & McCauley LLP.

    23.1          Consent of BDO Seidman, LLP

    23.2          Consent of BDO International.

    23.3          Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

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*   To be filed by Amendment.

(1) Incorporated by reference to exhibits filed with Registration Statement on Form 10 filed November 12, 1999.

(2) Incorporated by reference to exhibits filed with Registration Statement on Form 10/A No. 1 filed December 27, 1999.

(3) Incorporated by reference to exhibits filed with Form 8-K filed August 25, 2000.

(4) Incorporated by reference to exhibits filed with Form 10-K/A filed March 31, 2000.

(5) Incorporated by reference to exhibits filed with Form 8-K filed October 6, 2000.

(6) Incorporated by reference to exhibits filed with Form S-1/A filed November 8, 2000.

(7) Incorporated by reference to Appendices filed with the Definitive Proxy Statement filed January 16, 2001.